Exhibit 4.6

AMENDMENT NO. 1

TO

INVESTORS RIGHTS AGREEMENT

DATED AS OF

August 10, 2007

Amendment No. 1, dated as of August 10, 2007 (“Amendment No. 1”), to the Investors Rights Agreement by and among Deltek Systems, Inc., a Virginia corporation (the “Virginia Company”), New Mountain Partners II, L.P., a Delaware limited partnership, New Mountain Affiliated Investors II, L.P., a Delaware limited partnership, Allegheny New Mountain Partners, L.P., a Delaware limited partnership, and certain other signatures thereto, dated as of April 22, 2005 (the “Original Agreement”).

WHEREAS, on April 10, 2007, the Virginia Company reincorporated into the State of Delaware under the name “Deltek, Inc.” and became a Delaware corporation (the “Delaware Company”).

WHEREAS, the Delaware Company is deemed for all purposes to be the same entity as the Virginia Company under Section 265 of the Delaware General Corporation Law; and

WHEREAS, in order to reflect the foregoing reincorporation, the Company wishes to amend the Original Agreement.

Now, THEREFORE, the parties hereto agree as follows:

1. The defined terms set forth in the Original Agreement shall apply to this Amendment No. 1.

2. Section 1.4 of the Original Agreement shall be amended in its entirety as follows:

“‘Articles of Incorporation’ means (a) prior to April 10, 2007, the Articles of Incorporation of Deltek Systems, Inc., a Virginia corporation, as such Articles were in effect from time to time, and (b) on and after April 10, 2007, the Certificate of Incorporation of Deltek, Inc., a Delaware corporation, as it may be amended, restated, supplemented or modified from time to time.”

3. Each reference to the Virginia Company in the Original Agreement shall hereinafter be a reference only to the Delaware Company. In this respect, Section 1.9 shall be amended in its entirety as follows:

“‘Company’ shall mean (a) prior to April 10, 2007, Deltek Systems, Inc., a Virginia corporation, and (b) on and after April 10, 2007, Deltek, Inc., a Delaware corporation, including, without limitation, any successor by merger, consolidation, acquisition of substantially all the assets thereof, or otherwise.”

4. The first sentence of Section 7.2 of the Original Agreement shall be amended in its entirety as follows:

“If any Designated Director shall cease to serve as a director of the Company for any reason, each Holder and deLaski Shareholder shall take all necessary or desirable action within its control (including, without limitation, the voting of all voting securities of the Company) so as to fill the vacancy resulting thereby with an individual nominated by the Person who was entitled to designate such Designated Director (provided such Person still has the right to designate such Designated Director pursuant to Section 7.1).”

5. Section 8.3(b) of the Original Agreement shall be amended in its entirety as follows:

“If to the Company, to:

Deltek, Inc.

13880 Dulles Corner Lane

Herndon, Virginia 20171

Facsimile: (703) 734-1146

Attention: Chief Financial Officer and General Counsel”

6. Section 8.4(a) of the Original Agreement shall be amended by the substitution of the word “Delaware” for the word “Virginia.”

7. Except as otherwise provided in this Amendment No. 1, Section 8 of the Original Agreement shall apply to this Amendment No. 1 to the extent any provision therein is applicable.

IN WITNESS WHEREOF, the undersigned has caused this Amendment No. 1 to be duly executed and delivered in its name and on its behalf, all as of day and year first above written.

DELTEK, INC.

By:	/s/ David Schwiesow
Name:	David Schwiesow
Title:	Senior Vice President and General Counsel

NEW MOUNTAIN PARTNERS II, L.P.

By:	New Mountain Investments, L.L.C. its general partner

By:	/s/ Steven B. Klinsky
Name:	Steven B. Klinsky
Title:	Managing Member

NEW MOUNTAIN AFFILIATED INVESTORS II, L.P.

By:	New Mountain Investments II, L.L.C. its general partner

By:	/s/ Steven B. Klinsky
Name:	Steven B. Klinsky
Title:	Managing Member

ALLEGHENY NEW MOUNTAIN PARTNERS, L.P.

By:	New Mountain Investments II, L.L.C. its general partner

By:	/s/ Steven B. Klinsky
Name:	Steven B. Klinsky
Title:	Managing Member